Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We consent to the inclusion in the annual report on form 10-K/A and the incorporation by reference in the registration statements (No. 333-165649) on Form S-8, (No. 333-113160) on Form S-8 and in the registration statement (No. 333-148101) on Form S-4 of CH2M HILL Companies, Ltd. and subsidiaries of our report dated June 5, 2009, with respect to the statement of operations and comprehensive income of Golden Crossings Constructors Joint Venture for the year ended December 31, 2008 and the related statements of changes in members’ deficit and cash flows for the year then ended.

Ehrhardt Keefe Steiner & Hottman PC

June 23, 2011

Denver, Colorado